As filed with the Securities and Exchange Commission on February 3, 2023

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 WestRock Company (Exact name of registrant as specified in its charter)
Delaware	37-1880617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1000 Abernathy Road NE Atlanta, Georgia 30328 (Address, including zip code, of registrant’s principal executive offices)
WestRock Company 2020 Incentive Stock Plan WestRock Company Amended and Restated 2016 Incentive Stock Plan (Full title of the plans)
Denise R. Singleton
Executive Vice President, General Counsel and Secretary
WestRock Company
1000 Abernathy Road NE
Atlanta, GA 30328
(770) 448-2193
 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by WestRock Company, a Delaware corporation (the “Registrant”), relating to (i) 1,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the WestRock Company Amended and Restated 2016 Incentive Stock Plan (the “2016 Plan”) pursuant to the share recycling provisions set forth in Section 3.2 thereof and (ii) 550,000 shares of its Common Stock issuable under the WestRock Company 2020 Incentive Stock Plan (the “2020 Plan”) pursuant to the share recycling provisions set forth in Section 3.2 thereof.  There has been no change in the number of shares reserved for issuance under either the 2016 Plan or the 2020 Plan.

The Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (Registration No. 333-228257) on November 7, 2018, relating to shares of Common Stock issuable under the 2016 Plan (the “Prior 2016 Plan Registration Statement”).  The Registrant filed with the Commission a Registration Statement on Form S-8 (Registration No. 333-252597) on January 29, 2021, relating to shares of Common Stock issuable under the 2020 Plan and a Registration Statement on Form S-8 (Registration No. 333-262525) on February 4, 2022, relating to shares of Common Stock issuable under the 2020 Plan (these registration statements together with the Prior 2016 Plan Registration Statement, the “Prior Registration Statements”). The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except for Items 3, 5 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 18, 2022, including the information required to be incorporated by reference into such Form 10-K from the Registrant’s Definitive Proxy Statement for the 2023 Annual Meeting of Stockholders, filed with the Commission on December 15, 2022;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the Commission on February 3, 2023;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on October 6, 2022, November 2, 2022, and January 31, 2023; and

(4)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 (File No. 333-262524) filed with the Commission on February 4, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being herein referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock covered by this Registration Statement has been passed upon for the Registrant by Denise R. Singleton, Executive Vice President, General Counsel and Secretary of the Registrant. As an employee of the Registrant, Ms. Singleton is eligible to participate in the 2016 Plan and the 2020 Plan on the same basis as other eligible employees.  Ms. Singleton, together with members of her family, owns, or has options or rights to acquire less than 1% of the shares of the Registrant’s Common Stock.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1
Amended and Restated Certificate of Incorporation of WestRock Company, effective as of November 2, 2018 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 5, 2018)

4.2
Certificate of Correction to the Amended and Restated Certificate of Incorporation of WestRock Company dated November 13, 2018 (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2018)

4.3
Second Amended and Restated Bylaws of WestRock Company, effective October 27, 2022 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 2, 2022)

4.4
WestRock Company Amended and Restated 2016 Incentive Stock Plan (incorporated by reference to pages B-1 to B-14 of the Registrant’s Definitive Proxy Statement for the 2018 Annual Meeting of Stockholders, filed with the Commission on December 19, 2017)

4.5	WestRock Company 2020 Incentive Stock Plan (incorporated by reference to Exhibit 10.44 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2020)

4.6
Amendment No. 1 to WestRock Company 2020 Incentive Stock Plan (incorporated by reference from Exhibit A to the Company’s Definitive Proxy Statement for the 2022 Annual Meeting of Stockholders, filed with the Commission on December 13, 2021)

5.1*	Opinion of Denise R. Singleton

23.1*	Consent of Denise R. Singleton (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 3, 2023.

WESTROCK COMPANY

By: /s/ Denise R. Singleton
Name: Denise R. Singleton
Title: Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David B. Sewell, Alexander W. Pease and Denise R. Singleton, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David B. Sewell	Chief Executive Officer, President and Director	February 3, 2023
David B. Sewell	(Principal Executive Officer)

/s/ Alexander W. Pease	Executive Vice President and Chief Financial Officer	February 3, 2023
Alexander W. Pease	(Principal Financial Officer)

/s/ Julia A. McConnell	Chief Accounting Officer	February 3, 2023
Julia A. McConnell	(Principal Accounting Officer)

/s/ Colleen F. Arnold	Director	February 3, 2023
Colleen F. Arnold

/s/ Timothy J. Bernlohr	Director	February 3, 2023
Timothy J. Bernlohr

/s/ J. Powell Brown	Director	February 3, 2023
J. Powell Brown

/s/ Terrell K. Crews	Director	February 3, 2023
Terrell K. Crews

/s/ Russell M. Currey	Director	February 3, 2023
Russell M. Currey

/s/ Suzan F. Harrison	Director	February 3, 2023
Suzan F. Harrison

/s/ Gracia C. Martore	Director	February 3, 2023
Gracia C. Martore

/s/ James E. Nevels	Director	February 3, 2023
James E. Nevels

/s/ E. Jean Savage	Director	February 3, 2023
E. Jean Savage

/s/ Dmitri L. Stockton	Director	February 3, 2023
Dmitri L. Stockton

/s/ Alan D. Wilson	Director	February 3, 2023
Alan D. Wilson